Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 4th day of August, 2016, and amends and restates the Employment Agreement originally effective as of March 31, 2016 (the “Original Agreement”), by and among Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), Cedar Realty Trust Partnership, L.P., a Delaware limited partnership (the “Partnership”), and Robin McBride Zeigler (the “Executive”).

1. Position and Responsibilities.

1.1 The Executive shall serve in an executive capacity as Chief Operating Officer of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity, and shall report to the President and/or Chief Executive Officer of the Corporation.  The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.

1.2 The Executive shall devote Executive’s full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.

2. Term of Employment.

2.1 The term of employment shall be three (3) years, commencing March 31, 2016, the effective date of the Original Agreement (the “Effective Date”), and ending three (3) years thereafter (“Expiration Date”), unless (1) either party terminates the Agreement earlier as provided in this Agreement or (2) the parties mutually agree to renew the Agreement.  Either party who wishes to renew the Agreement shall provide the other party with such notice within sixty (60) days prior to the Expiration Date.

2.2 Notwithstanding the provisions of Section 2.1 hereof, each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive’s employment for Cause (as defined in Section 2.3) or without Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice and, upon such termination of employment for Cause, Executive shall not be entitled to receive any additional compensation hereunder.  The Executive shall have the right, on 30 days advance written notice to the Corporation and the Partnership, to resign the Executive’s employment for Good Reason (as defined in Section 2.4), such termination to be effective as of the 30th day following when such notice is given or as of such later date otherwise specified in the notice or otherwise agreed to by the Corporation and Executive; provided, however, that Good Reason shall cease to exist for any event on the 60th day following the occurrence of the event unless the Executive has given the Corporation and the Partnership written notice, in accordance with this Section 2.2.

2.3 For purposes of this Agreement, the term “Cause” shall be exclusively limited to any of the following actions by the Executive:  (a) willful failure to comply with any of the material terms of this Agreement or of the Corporation’s Code of Ethics, which shall not be cured within 10 days after written notice, or if the same is not of a nature that it can be completely cured within such 10 day period, if Executive shall have failed to commence to cure the same within such 10 day period and shall have failed to pursue the cure of the same diligently thereafter; (b) engagement in gross misconduct that is demonstrably injurious to the business or reputation of the Corporation or the Partnership; (c) knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors of the Corporation, which shall not be cured within 10 days after written notice; (d) intentional misappropriation of property of the Corporation or the Partnership to the Executive’s own use; (e) the commission by the Executive of an act of fraud or embezzlement, or an attempted act of fraud or embezzlement; (f) Executive’s conviction for a felony; (g) Executive’s engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured within 10 days after written notice.

2.4 For purposes of this Agreement, the term “Good Reason” shall be exclusively limited to any of the following:  (i) a material breach of this Agreement by the Corporation or the Partnership which shall not be cured within 30 days after written notice; (ii) a material reduction or adverse change in the Executive’s duties or responsibilities without the Executive’s written consent; or (iii) the relocation of the Executive’s office to a location more than 30 miles from the Executive’s Port Washington office (or any future office which the Executive agrees to work from).  The Corporation or the Partnership, as applicable, shall have 30 days after receipt of the Executive’s notice of termination for Good Reason in which to cure the failure, breach, infraction, or situation described in the notice of termination.  If the failure, breach, infraction, or situation is timely cured by the Corporation or the Partnership to the reasonable satisfaction of the Executive, the notice of termination for Good Reason shall become null and void.  As used in this paragraph 2.4, a “Change in Control” shall be deemed to occur if:  (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board approves any plan or proposal for liquidation or dissolution of the Corporation or the Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation.

3. Compensation.

3.1 The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership as follows:

•	A base salary at the rate of $400,000 per annum, payable in accordance with the Corporation’s or Partnership’s normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased (but not decreased) by the Board of Directors of the Corporation in its sole discretion.
•

Upon the commencement of Executive’s employment, the Corporation shall pay to the Executive a one-time sign-on bonus in the amount of $150,000.00 payable in cash within 30 days of the Effective Date of this Agreement.

•

The Executive shall participate in the Corporation’s annual bonus plan for senior executive officers.  For the period commencing the date of this Agreement and ending December 31, 2016, the Executive’s bonus will be equal to $300,000, payable all in cash.  Thereafter, the payment of any bonus is within the discretion of, and subject to the requirements established by, the Board of Directors of the Corporation, based on recommendations of the Compensation Committee.

•

The Executive will also be entitled to participate in the Corporation’s long‑term incentive compensation plan pursuant to which she will be granted annual long‑term restricted stock grants as determined by the Board of Directors, in its discretion, based on the recommendations of the Compensation Committee.  The grant of long‑term incentive compensation to be awarded on or about February 2017 will be restricted common stock in an amount equal to $560,000, subject to the terms and conditions as set forth in a separate Award Agreement governing the grant.

•

In addition, Executive will be granted a one-time stock grant in an amount equal to $100,000, with the stock being valued at the closing price on the day prior to the date the Executive commences employment with the Corporation, subject to vesting in one installment on the third anniversary of the date of the grant as described more fully in a separate Award Agreement governing the grant.

3.2 The Executive and her family shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of Executive’s employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries.

3.3 The Partnership agrees to reimburse the Executive for all reasonable and necessary out-of-pocket business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of Executive’s duties hereunder upon the presentation by the Executive of appropriate vouchers therefore in accordance with the policies and procedures of the Company as are in effect from time to time, including all cell phone, portable computer, professional licenses and organizations and conferences approved in advance by the CEO, such as ICSC and NAREIT.

3.4 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation’s or Partnership’s policies in effect from time to time, but not less than four (4) weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless management requests postponement).

3.5 In recognition of Executive’s need for an automobile for business purposes, the Corporation or the Partnership will reimburse the Executive for Executive’s lease payments or financing for an automobile in an amount not to exceed $500.00 a month.  In addition, the Executive shall be reimbursed for all costs of the automobile, such as insurance, maintenance and gasoline to the extent the foregoing are not already covered by a mileage allowance paid by the Corporation to the Executive, incurred in connection with the Corporation’s business in the same manner as other senior employees of the Corporation.

3.6 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice.  During any period of disability of Executive during the term hereof, the Corporation shall continue to pay to Executive the salary and bonus, which the Executive has earned and accrued as of the date of termination of employment.

3.7 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

3.8 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefits an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary.  If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.

3.9 The Corporation will also reimburse the Executive for the following moving expenses (excluding closing costs and all costs associated therewith) reasonably incurred by the Executive and her family in connection with her relocation to New York which includes but is not limited to:

(i) Reasonable costs of temporary housing in New York until the later of Executive’s move to permanent housing or July 31, 2016;

(ii) Reasonable costs of travel between New York and Maryland until the later of Executive’s family relocating to New York or July 31, 2016;

(iii) Costs of storage, packing and unpacking, and/or moving of household goods and vehicles from Maryland to New York; and

(iv) Payment of $100,000.00 towards the Executive’s purchase of a home, payable upon closing.

All moving expenses will be paid upon the presentation by the Executive of appropriate vouchers therefor.

4. Severance Compensation Upon Termination of Employment.

4.1 Except as otherwise provided in Section 2.2 hereof, (a) if the Executive’s employment with the Corporation or the Partnership (or any Successor Entity) is terminated by the Corporation or Partnership (or any Successor Entity) other than (i) for Cause or (ii) pursuant to Sections 3.6 or 3.7; or (b) if the Executive’s employment with the Corporation or the Partnership (or any Successor Entity) is terminated by the Executive for Good Reason; then the Corporation and the Partnership (or  any Successor Entity) shall:

(i) pay to the Executive as severance pay, on the eighth (8th) day after the Executive signs and delivers to the Corporation a general release of any and all claims she may have against the Corporation and Partnership, a lump sum payment equal to 250% of the sum of the Executive’s annual base salary at the rate applicable on the date of termination, and the highest of the Executive’s annual bonus for the preceding two full fiscal years, exclusive of any long-term incentive stock awards; provided, however, that in the event Executive’s employment terminates due to a Change in Control as defined in Paragraph 2.4 herein, Executive shall not be required to execute a general release as a precondition to receiving her severance pay.

(ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment.  Benefits otherwise receivable by Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following her termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation within ten (10) days of receiving such benefits; and

(iii) any options granted to Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation issued to the Executive, and any other awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on such termination.

4.2 (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor,

except to the extent provided in Section 4.1(ii) above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement.

4.4 For purposes of this Agreement, a “Successor Entity” shall mean any entity which by way of merger, acquisition, or otherwise has become the Executive’s actual employer.

5. Other Activities During Employment.

5.1 The Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise.  Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which she may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in any real estate development, leasing, marketing or management activities other than through the Corporation and the Partnership, except for activities existing on the date of this Agreement which have been disclosed to the Corporation; provided, however, that the foregoing shall not be deemed to (a) prohibit the Executive from being on the Board of Directors of another entity, (b) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities or (c) prohibit passive investments, subject to any limitations contained in subparagraph (b) above.

5.3 The Executive shall not, willfully or as a result of gross negligence, at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law.  In the event the Executive is required to divulge, furnish, use or publish Confidential Information pursuant to subpoena, court order or applicable law, Executive will provide the Corporation with a minimum of five (5) days’ notice before doing so.  Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.

5.4 The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation’s or the Partnership’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

5.5 Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Post-Employment Activities.

6.1 During the term of employment hereunder, and absent any written waiver or agreement to the contrary, for a period of one year after termination of employment, regardless of the reason for such termination, other than by (x) the Corporation or Partnership (or Successor Entity) without Cause or (y) the Executive for Good Reason; or (z) expiration of this Agreement, the Executive shall not directly or indirectly become employed by, act as a consultant to, or otherwise render any services to any person, corporation, partnership or other entity which is engaged in, or about to become engaged in, the retail shopping center business or any other business which is competitive with the business of the Corporation, the Partnership or any of their subsidiaries nor shall Executive use Executive’s talents to make any such business competitive with the business of the Corporation, the Partnership or any of their subsidiaries.  For the purpose of this Section, a retail shopping center business or other business shall be deemed to be competitive if it involves the ownership, operation, leasing or management of any retail shopping centers which draw from the same related trade area, which is deemed to be within a radius of 10 miles from the location of (a) any then existing shopping centers of the Corporation, the Partnership or any of their subsidiaries or (b) any proposed centers for which the site is owned or under contract, is under construction or is actively being negotiated.  The Executive shall be deemed to be directly or indirectly engaged in a business if Executive participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities.

6.2 The Executive acknowledges that Executive has been employed for Executive’s special talents and that Executive’s leaving the employ of the Corporation and the Partnership would seriously hamper the business of the Corporation and the Partnership.  The Executive agrees that the Corporation and the Partnership shall each be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of Sections 5 and 6 hereof.  The Executive further acknowledges that Executive’s training, experience and technical skills are of such breadth that they can be employed to advantage in other areas which are not competitive with the present business of the Corporation and the Partnership and consequently the foregoing obligation will not unreasonably impair Executive’s ability to engage in business activity after the termination of Executive’s present employment.

6.3 The Executive will not, during the period of one (1) year after termination of employment, regardless of the reason for such termination, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in Executive’s individual capacity or as agent for another, any of the Corporation’s, the Partnership’s or any of their subsidiaries’ officers, employees or agents to discontinue their relationship with the Corporation, the Partnership or any of their subsidiaries nor divert or attempt to divert from the Corporation, the Partnership or any of their subsidiaries any business whatsoever by influencing or attempting to influence any contractor, lessee or supplier of the Corporation, the Partnership or any of their subsidiaries.

7. Assignment.  This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and Executive’s heirs, executors, administrators and legal representatives.  The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place.  This Agreement shall not be assignable by the Executive.

8. No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

9. Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10. Interpretation.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

To the Corporation
or the Partnership:
Cedar Realty Trust, Inc.
44 South Bayles Avenue
Port Washington, NY 11050
Attn: President

To the Executive:	Robin McBride Zeigler c/o Cedar Realty Trust, Inc. 44 South Bayles Avenue, Suite 304 Port Washington, NY 11050

provided, however, that any notice of change of address shall be effective only upon receipt.

12. Waivers.  If either party should waive any breach of any provision of this Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments.  The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.

14. Governing Law.  This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

15. Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.

16. Arbitration.  Mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.  Accordingly, the parties do hereby covenant and agree that any controversy, dispute or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any party to this Agreement, through arbitration by a dispute resolution process administered by JAMS or any other mutually agreed upon arbitration firm involving final and binding arbitration conducted at a location determined by the arbitrator in New York City administered by and in accordance with the then existing rules of practice and procedure of such arbitration firm and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof; provided, however, that the Corporation and the

Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement.  Each party shall bear its own costs and expenses in connection with any such dispute; provided, however, that if the arbitrator or court determines that the Executive has prevailed with respect to at least one material issue, the Corporation shall reimburse the Executive for his costs and expenses relating to such dispute (including reasonable legal fees and arbitration expenses).  Any such reimbursements shall be made as soon as practicable and no later than December 31 of the year following the year in which the Executive incurs the related expense.  Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.

17. Indemnification.  During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement).  This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation’s or Partnership’s Articles of Incorporation, By‑Laws, Agreement of Limited Partnership or otherwise.  Following the Executive’s termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director’s and officer’s insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of her service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

18. Section 409A.

18.1 It is the intention of the Corporation and the Partnership that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable.  Any ambiguity in this Agreement shall be interpreted to comply with the above.  The Executive acknowledges that the Corporation and the Partnership have made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain her own tax advice.

18.2 Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

18.3 For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.

18.4 Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Corporation is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as determined under the Corporation’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment; provided, however, that the Corporation if so requested by the Executive agrees to contribute any such payments required to be made to the Executive to a rabbi trust established by the Corporation for the benefit of the Executive.

18.5 Any reimbursements provided under this Agreement shall be made as soon as practicable and no later than the December 31st following the year in which such expenses are incurred, or such earlier date as provided under any plan or policy of the Corporation or Partnership, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Realty Trust, Inc.

By:	/s/ BRUCE J. SCHANZER
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

Cedar Realty Trust Partnership, L.P.

By:	Cedar Realty Trust, Inc.,
General Partner

By:	/s/ BRUCE J. SCHANZER
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

/s/ ROBIN MCBRIDE ZEIGLER
Robin McBride Zeigler